Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175274, 333-157820, 333-150816, 333-94997, 333-52604, 333-119877, 333-145246 and 333-146661 on Form S-8 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of Immersion Corporation and the effectiveness of Immersion Corporation’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for external patent related costs) appearing in this Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 27, 2014